United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 8, 2013

Fidelity National Information Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

001-16427
(Commission File Number)

Georgia	37-1490331
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)

(904) 438-6000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 9, 2013, Fidelity National Information Services, Inc. (“FIS”) announced that Peter Smith has been appointed Corporate Senior Vice President and Chief Accounting Officer, effective May 8, 2013.  Smith will have enterprise-wide oversight of all aspects of FIS’ accounting functions, including the controllership.  Prior to Smith’s appointment, our chief financial officer, James W. Woodall, had also been fulfilling the duties of principal accounting officer, on an interim basis, during our search for a new chief accounting officer.

Mr. Smith, 45, has served as senior vice president and segment controller for FIS since October 2009 and was responsible for managing the finance and accounting functions within FIS’ Payments Solutions Group segment.  Prior to joining FIS, Mr. Smith was Segment CFO, Payments Solutions Group, of Metavante Corporation (“Metavante”) and held finance roles of increasing responsibility at Metavante since September 2005. Prior to joining Metavante, Mr. Smith was the Worldwide Sales Controller of Openwave Systems Inc. beginning in June 2002.

In consideration of Mr. Smith's new role, the Company and Mr. Smith have entered into a three-year employment agreement that provides that his base salary shall be $265,000 per year, and that his target annual bonus shall be no less than 70% of his annual base salary, with a maximum of up to 140% of his annual base salary.  Mr. Smith's target and maximum bonus will be prorated for 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Fidelity National Information Services, Inc.

Date: May 10, 2013	By:	/s/ Michael P. Oates
	Name:	Michael P. Oates
	Title:	Corporate Executive Vice President, General Counsel and Corporate Secretary